SCHEDULE 14A INFORMATION
                        Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the Appropriate Box:
[X]      Preliminary Proxy Statement

[ ]    Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))

[ ]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                EFTC CORPORATION
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement. if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]      No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1) Title of each class of securities to which transaction applies:
         2)       Aggregate number of securities to which transaction applies:
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange
                  Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         4)       Proposed maximum aggregate value of transaction:
         5)       Total fee paid:

[ ]    Fee paid previously with preliminary materials.
[ ]    Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.
         1)  Amount Previously Paid:
         2)  Form Schedule or Registration Statement No.:
         3)  Filing Party:
         4)  Date Filed:

                                EFTC CORPORATION
                         9351 GRANT STREET, SIXTH FLOOR
                             DENVER, COLORADO 80229




                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON OCTOBER 2, 2000



         You are cordially invited to attend the annual meeting of shareholders (the "Meeting") of EFTC Corporation (the "Company"), which will be held at the Company's offices at 9351 Grant Street, Sixth Floor, Denver, Colorado 80229 on October 2, 2000 at 9:00 a.m., local time, for the following purposes:

1. To elect (i) one Class I director to serve until the 2001 annual meeting of shareholders, (ii) two Class II directors to serve until the 2002 annual meeting of shareholders and (iii) two Class III directors to serve until the 2003 annual meeting of shareholders;

2. To approve an amendment to the Company's Amended and Restated Articles of Incorporation eliminating the special shareholder voting requirements applicable to certain transactions between the Company and shareholders that beneficially own 10% or more of the Company's voting stock;

3. To ratify the appointment of KPMG LLP as independent auditors for the Company for the fiscal year ending December 31, 2000; and

4.     To transact such other business as may properly come before the Meeting.

         Shareholders of record at the close of business on September 8, 2000 are entitled to vote at the meeting or any postponements or adjournments thereof. A list of such shareholders will be available for examination by any shareholder for any purposes germane to the meeting, during normal business hours, at the offices of the Company, 9351 Grant Street, Sixth Floor, Denver, Colorado 80229, for a period of ten days prior to the meeting.

         Whether or not you intend to be present at the meeting in person, we urge you to please mark, date and sign the enclosed proxy and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States.





                                                             August P. Bruehlman
                                                             Secretary
Denver, Colorado
September __, 2000


                YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED
                   PROXY AND RETURN IT PROMPTLY. THE PROXY IS
                     REVOCABLE AT ANY TIME PRIOR TO ITS USE.

                                EFTC CORPORATION

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                 October 2, 2000


         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of EFTC Corporation, a Colorado corporation (the "Company" or "EFTC"), of proxies for use at the annual meeting of shareholders of the Company (the "Meeting") to be held at the Company's offices at 9351 Grant Street, Sixth Floor, Denver, Colorado 80229 at 9:00 a.m., local time, on October 2, 2000, and at any postponement or adjournment thereof.

         The Company's executive offices are located at 9351 Grant Street, Sixth Floor, Denver, Colorado 80229 (telephone (303) 451-8200). The Company is currently in the process of relocating its executive offices to Phoenix, Arizona and anticipates that the relocation will be completed during the fourth quarter of 2000. This Proxy Statement and the accompanying form of proxy are being first mailed to shareholders on or about September __, 2000.

Shares Outstanding and Voting Rights

         The Company's Board of Directors has fixed the close of business on September 8, 2000 as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Meeting. The only outstanding voting stock of the Company is its (i) Common Stock, $.01 par value per share (the "Common Stock"), of which ___________ shares were outstanding as of the close of business on the Record Date, and (ii) Series B Convertible Preferred Stock, $.01 par value per share (the "Convertible Preferred Stock"), of which ________ shares were outstanding as of the close of business on the Record Date. Each outstanding share of Common Stock is entitled to one vote. Each outstanding share of Convertible Preferred Stock is entitled to the number of votes equal at any time to the number of shares of Common Stock into which each share of Convertible Preferred Stock would then be convertible. As of the close of business on the Record Date, each share of Convertible Preferred Stock had the right to _______ votes at the Meeting. The holder of the Convertible Preferred Stock votes with the holders of the Common Stock as a single class.

         The presence, in person or by proxy, of the holders of shares of Common Stock and Convertible Preferred Stock representing a majority of votes entitled to be cast at the Meeting is necessary to constitute a quorum. With respect to the election of directors, shareholders of the Company may vote in favor of the nominees, may withhold their vote for the nominees, or may withhold their vote as to specific nominees. Directors will be elected by a plurality of the votes of the holders of shares present in person or by proxy at the Meeting. A vote withheld for a nominee in the election of directors will be excluded entirely from the vote and will have no effect.

         Shareholders of the Company may vote in favor of or against the proposal to amend the Company's Amended and Restated Articles of Incorporation. Adoption of the amendment requires the approval of a majority of all votes of the shares of the Common Stock and Convertible Preferred Stock outstanding as of the Record Date.

         Shareholders of the Company may vote in favor of or against the proposal to ratify the appointment of KPMG LLP as the Company's independent auditors. A greater number of votes in favor of this proposal than are voted against this proposal will be required to ratify the appointment of KPMG LLP.

         A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such shareholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain matters in the absence of instructions from the beneficial owner of the shares ("broker non-votes"). For shares are registered in the name of a broker or other "street name" nominee, the shareholder's votes will only be counted as to those matters actually voted. The shares subject to any such proxy that are not being voted with respect to a particular proposal may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. Shares not being voted as to a particular matter, and directions to "withhold authority" to vote for directors, will be considered as abstentions. As a result, an abstention or broker non-vote will have no effect with respect to the election of directors or the proposal to ratify the appointment of KPMG LLP, but will have the same effect as a vote against the proposal to amend the Company's Amended and Restated Articles of Incorporation.

         Votes cast in person or by proxy at the Meeting will be tabulated by the election inspectors appointed for the Meeting. The Company's transfer agent, Computershare Investor Services, will act as inspector of election for the Meeting.

         Proxies properly executed and returned in a timely manner will be voted at the Meeting in accordance with the directions noted thereon. Any shareholder giving a proxy has the power to revoke it any time before it is voted, either by delivering to the Secretary of the Company a signed notice of revocation or a later dated signed proxy or by attending the Meeting and voting in person. Attendance at the Meeting will not in itself constitute the revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to the Company, Attention: Secretary, or hand delivered to the Secretary of the Company at the address of the Company's offices in Denver, at or before the vote to be taken at the Meeting.

         If no specific instructions are given with respect to the matters to be acted upon at the Meeting, shares of Common Stock represented by a properly executed proxy will be voted FOR (1) the election of all six nominees listed under the caption "Election of Directors," (2) the amendment to the Company's Amended and Restated Articles of Incorporation eliminating the special shareholder voting requirements applicable to certain transactions between the Company and shareholders that beneficially own 10% or more of the Company's voting stock and (3) the ratification of the appointment of KPMG LLP to serve as independent auditors for the Company for the year ending December 31, 2000.

         The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies in person or by telephone. Brokerage firms, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their reasonable expenses.

Annual Report

         A copy of the Company's Annual Report, which includes the consolidated financial statements of the Company for the year ended December 31, 1999, is being mailed with this Proxy Statement to all shareholders entitled to vote at the Meeting. The Annual Report to shareholders does not form any part of the materials for the solicitation of proxies.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
                          AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information as of August 23, 2000 as to the beneficial ownership of common stock by certain beneficial owners of more than five percent of the common stock, each director, certain executive officers and by all directors and executive officers as group:


                                                 Amount and Nature of              Percent of
Name of Beneficial Owner                         Beneficial Ownership             Common Stock
------------------------                        ----------------------            ------------
Val M. Avery                                            14,000 (1)                       *
James E. Bass                                           90,000 (2)                       *
Allen S. Braswell, Jr.                               1,794,381 (3)                      11.5%
August P. Bruehlman                                     72,133 (4)                       *
Jack Calderon                                          286,448 (5)                       1.5%
James A. Doran                                          37,950 (6)(7)                    *
Mike Eblin                                              30,000 (2)                       *
Jeffrey W. Goettman                                 35,735,837 (8)                      78.3%
Peter Harper                                            15,000 (2)                       *
Charles E. Hewitson                                  1,597,468 (9)                      10.3%
Richard L. Monfort                                     755,250 (7)(10)                   4.9%
Douglas P. McCormick                                        --                           0
Jose S. Medeiros                                            --                           0
John C. Walker                                              --                           *
Deltec Asset Management Corporation                  1,379,740 (11)                      8.9%
Dimensional Fund Advisors                            1,112,700 (12)                      7.2%
Thayer-BLUM Funding, L.L.C.                         35,735,837 (13)                     78.3%

All directors and executive officers as a
group (13 persons)
                                                    38,830,999 (14)                     85.1%

---------------------
*      Less than one percent.

(1) Includes 14,000 shares of common stock subject to currently exercisable options granted under the Company's Equity Incentive Plan.

(2) Represents shares of common stock subject to currently exercisable options granted under the Company's 2000 Equity Stock Option Plan.

(3) Mr. Braswell's address is 159 Ranch Road, Evergreen, Colorado 80439. Includes 369,442 shares held by the Allen S. Braswell, Jr. EFTC Family Limited Partnership, of which Allen S. Braswell Jr and his spouse, Alma L. Braswell, are the general partners, 11,000 shares held by the Allen S. Braswell, Sr. Trust, of which Allen S. Braswell, Sr., Allen S. Braswell, Jr.'s father, is the trustee, 343,735 shares held by the Allen S. Braswell, Jr. and Alma L. Braswell as joint tenants with right of survivorship, 4,000 shares held by the Allen S. and Alma L. Braswell Family Limited Partnership, 35,000 shares held by Circuit Test International, LP, of which Braswell Investment Corporation (Allen S. Braswell, Jr. is President) is a general partner and 1,031,204 shares held by Braswell GRIT Limited Partnership of which Braswell Investment Corporation (Allen S. Braswell, Jr. is President) is a general partner.

(4) Includes 71,633 shares subject to currently exercisable options granted under the Company's Equity Incentive Plan.

(5) Includes 117,941 shares of common stock subject to currently exercisable, non-qualified options granted in connection with the commencement of Mr. Calderon's employment and 112,307 shares of common stock subject to currently exercisable options granted pursuant to the Company's Equity Incentive Plan.

(6) Includes 15,750 shares of common stock that are subject to currently exercisable options under the Company's Equity Incentive Plan.

(7) Includes 21,875 shares of common stock that are subject to currently exercisable options under the Company's Stock Option Plan for Non-Employee Directors. Options for an additional 375 shares vest each month until March 2001 under such plan.

(8) Mr. Goettman's address is 1455 Pennsylvania Avenue, N.W., Suite 350, Washington D.C. 20004. Includes 22,221,705 shares issuable upon conversion of the Company's 8.875% Senior Subordinated Convertible Note issued to Thayer-BLUM and 7,907,222 shares issuable upon conversion of the Company's Series B Convertible Preferred Stock issued to Thayer-BLUM. See Note 14 below.

(9) Mr. Hewitson's address is _____________. Includes 11,875 shares of common stock that are subject to currently exercisable options under the Company's Stock Option Plan for Non-Employee Directors. Options held by such director for an additional 375 shares vest each month until March 2001 under such plan. Also includes 528,531 shares of common stock owned by Matthew Hewitson and 528,531 shares of common stock owned by Gregory Hewitson, brothers of Charles Hewitson. Charles Hewitson disclaims beneficial ownership of the shares of common stock owned by Matthew Hewitson and Gregory Hewitson.

(10) Includes 271,500 shares held by the Monfort Family Partnership, 250,000 shares held by Rick Montera and Kay Montera as joint tenants with right of survivorship, 125,000 shares of common stock owned by a partnership in which Mr. Monfort is the principal investor and 87,000 shares of Common Stock owned by three of Mr. Monfort's minor children.

(11) The address of Deltec Asset Management Corporation is 645 Fifth Avenue, New York, NY 10022. Deltec reported shared dispositive power and shared voting power with regard to 1,379,740 shares of common stock.

(12) The address of Dimensional Fund Advisors is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(13) Thayer-BLUM was formed to hold securities of the Company. Includes 22,221,705 shares issuable upon conversion of the Company's 8.875% Senior Subordinated Convertible Note issued to Thayer-BLUM and 7,907,222 shares issuable upon conversion of the Company's Series B Convertible Preferred Stock issued to Thayer-BLUM.

(14) Of such 38,830,999 shares, as of August 23, 2000, __________ represent shares of common stock subject to options that are currently exercisable or, within 60 days of August 23, 2000, will become exercisable, 22,221,705 shares represent shares issuable upon conversion of the Company's 8.875% Senior Subordinated Convertible Note issued to Thayer-BLUM and 7,907,222 shares represent shares issuable upon conversion of the Company's Series B Convertible Preferred Stock issued to Thayer-BLUM.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

     The number of members of the Company's Board of Directors is currently fixed at 9. The Company's Amended and Restated Articles of Incorporation provide for a classified Board of Directors. For purposes of determining the directors' terms of office, directors are divided into three classes. Each director serves until the end of the three-year term of the class to which he or she is elected and until his or her successor has been elected, or until his or her earlier resignation or removal. However, an individual elected by the directors to fill a vacancy in the Board of Directors serves, without regard to the class to which he or she is elected, until the next succeeding annual meeting of shareholders and until his or her successor has been elected.

     Pursuant to the terms of the Company's 8.875% Senior Subordinated Convertible Note held by Thayer-BLUM Funding, L.L.C. ("Thayer-BLUM"), Thayer-BLUM has the right to nominate a number of persons for election as members of the Company's Board of Directors such that the number nominated by Thayer-BLUM will compose a majority of the total number of directors on the Board of Directors. Thayer-BLUM also holds shares of Common Stock and Preferred Stock representing __% of the votes entitled to be cast at the Meeting.

     Effective August 22, 2000, James A. Doran, Charles E. Hewitson, Robert K. McNamara, Robert Monaco, Gerald J. Reid and Masoud S. Shirazi resigned as directors, and Douglas P. McCormick and Jose S. Medeiros were elected as Class II directors. Messrs. Goettman and Walker, previously nominated for appointment to the Company's Board of Directors by Thayer-BLUM, were elected to the Company's Board of Directors in March 2000. Thayer-BLUM has indicated its intention to designate an additional person for election as a director, but has not as yet done so.

     James K. Bass was elected to the Board of Directors as a Class I director, effective upon his joining the Company as its Chief Executive Officer in July 2000. The terms of Messrs. Bass, Goettman, Walker, McCormick and Medeiros. expire at the Meeting. The other Class I directors, whose terms expire at the 2001 annual meeting of shareholders, are Allen S. Braswell, Jr. and Richard L. Monfort. The other Class II director, whose term expires at the 2002 annual meeting of shareholders, is Jack Calderon.

     There are no family relationships among any of the directors and executive officers of the Company.

     The Company is soliciting proxies in favor of the reelection of each of the directors identified above. The Company intends that all properly executed proxies will be voted for these six nominees unless otherwise specified. If any of them should be unable to serve as a director, an event that the Company does not presently anticipate, it is intended that the proxies will be voted for the election of such other person, if any, as shall be designated by the Board of Directors.

Information Concerning the Nominees

         Class I Directors (Terms Expire in 2001)

     James K. Bass, 43, has been the Company's Chief Executive Officer since July 17, 2000. Prior to joining the Company, since 1996, Mr. Bass was a senior vice president of Sony Corporation, a company engaged in the development, design, manufacture and sale of various kinds of electronic equipment, instruments and devices for consumer and professional markets. Prior to that, Mr. Bass spent 15 years in various manufacturing management positions at the aerospace group of General Electric, a company engaged in developing, manufacturing and marketing a wide variety of products for the generation, transmission, distribution, control and utilization of electricity .

         Class II Directors (Terms Expire in 2002)

         Douglas P. McCormick, 31, has been a Vice President of Thayer Capital Partners, a private equity investment fund based in Washington D.C., since January 1999. Prior to joining Thayer Capital Partners, Mr. McCormick was an Associate at Morgan Stanley, an investment banking firm based in New York City, from June 1997 until January 1999. Prior to joining Morgan Stanley, Mr. McCormick was a student at Harvard Business School from September 1995 until June 1997. Mr. McCormick was an associate at Bankers Trust, an investment and commercial banking firm based in New York City, from May 1995 until September 1995.

     Jose S. Medeiros, 32, has served since August 1998 as a Vice President of RCBA Strategic Partners, L.P., a member of Thayer-BLUM. Before joining RCBA Strategic Partners, L.P., Mr. Medeiros was a Vice President in the Technology M&A group of Robertson Stephens & Company, an investment banking firm based in San Francisco, from June 1996 to August 1998. Before joining Robertson Stephens, Mr. Medeiros was an associate at McKinsey & Company, a strategic consulting firm, focusing on strategy, M&A and turnaround engagements.

         Class III Directors (Terms Expire in 2003)

     Jeffrey W. Goettman, 41, has served since February 1998 as a Managing Director for Thayer Capital Partners, a private equity investment fund based in Washington, D.C. Before joining Thayer Capital Partners, Mr. Goettman was a Managing Director for Robertson Stephens & Company from February 1997 until February 1998. Mr. Goettman has been a director of Cosmotronic Corporation, a printed circuit board fabricator based in Irvine, California, since April 1998, a director of TTM Technologies, Inc., a printed circuit board fabricator based in Redmond, Washington, since December 1998 and a director of Cape Success, a holding company for commercial and professional staffing firms and an e-commerce consulting firm, since December 1999. Mr. Goettman was elected by the directors to the Company's board in March 2000 to fill the vacancy created by the increase of the size of the board from ten to eleven directors.

     John C. Walker, 38, has been a Partner with BLUM Capital Partners, L.P., a San Francisco-based private equity and strategic block investment firm, since April 1997. Prior to joining BLUM Capital Partners, L.P., Mr. Walker was the Vice President of PEXCO Holdings, Inc., a custom medical device manufacturer based in Massachusetts, from 1992 to 1997. Mr. Walker is also a member of the Board of Directors for Smarte Carte Corporation, a company providing products and services to travelers to efficiently store or move their belongings. Mr. Walker was elected to the Company's board in March 2000 by the directors to fill the vacancy created by the resignation of a director.

     As discussed below, the directors nominated by Thayer-BLUM have an interest in the approval of Proposal 2 because it will facilitate the ability of the Company to engage in certain transactions with Thayer-BLUM. See "Proposal 2 - Amendment to the Company's Amended and Restated Articles of Incorporation."

Required Vote

     Directors will be elected by a plurality of the votes of the holders of shares present in person or by proxy at the Meeting.

           The Board of Directors recommends a vote FOR each Nominee.


Information Concerning the Directors Continuing in Office

         Class I Directors (Terms Expire in 2001)

     Richard L. Monfort, 45, served as President and Chief Operating Officer of ConAgra Red Meat Companies from July 1989 to June 1995. From June 1995 to the present, Mr. Monfort was engaged in private investing activities. Mr. Monfort recently joined the board of the University of Colorado Hospital Authority. Mr. Monfort has been a director of Famous Dave's of America, Inc., an owner and operator of restaurants, since March 1997. Mr. Monfort has been a director of the Company since 1993.

     Allen S. Braswell, Jr., 41, currently serves as the President of Jabil Global Services, a subsidiary of Jabil Circuit, Inc., which acquired EFTC Services Group from the Company in September 1999. Mr. Braswell was Sr. Vice President of EFTC Corporation and President of the Company's EFTC Services Group from September 1997 until September 1999 when EFTC Services Group was acquired by Jabil Circuit, Inc. Mr. Braswell had been President of Circuit Test, Inc. ("CTI") since October 1993 and Chief Executive Officer of CTI since October 1996 until the acquisition by the Company of CTI and related companies which became the EFTC Services Group in September 1997. Mr. Braswell served on CTI's Board of Directors since its founding in 1981. Mr. Braswell has been director of the Company since September 1997.

         Class II Director (Term Expires in 2002)

     Jack Calderon, 47, has been the Chairman of the Board since June 1998. From August 1996 to July 2000, Mr. Calderon was the Company's President and Chief Executive Officer. From January 1996 to August 1996, Mr. Calderon was President of Sales Management International, a private consulting firm through which Mr. Calderon provided strategic consulting to executive officers of various high-technology companies. From 1992 to 1995, Mr. Calderon worked for Group Technologies, an electronic contract manufacturing company. Mr. Calderon held several management positions at Group Technologies, most recently as its Vice President and General Manager of International Operations, before leaving to form his own consulting firm. Mr. Calderon is a member of the Board of Directors of Interconnecting and Packaging Electronic Circuits, a trade association for electronic contract manufacturing companies. Mr. Calderon has been a director of the Company since August 1996.

Other Executive Officers

     Val M. Avery, 50, has been the Company's Chief Information Officer since June 1998. Prior to joining the Company, from 1997 until June 1998, Mr. Avery was an independent management consultant. From 1997 to 1996, Mr. Avery was Director of Enterprise Solutions for Solbourne, Inc., a consulting services company. Prior to that, from 1992 to 1996, Mr. Avery was a Senior Industry Consultant for Oracle Corporation, a supplier of software for information management.

     August P. Bruehlman, 44, has been the Company's Chief Administrative Officer since August 1996 and Secretary of the Company since February 1998. Mr. Bruehlman joined the Company in 1988 and has held several management positions, most recently as Director of Human Resources. Mr. Bruehlman's current responsibilities at the Company include corporate facilities and human resources.

     Peter Harper, 39, joined the Company as Chief Financial Officer on July 24, 2000. Prior to joining the Company, Mr. Harper was Vice President of Finance at Iomega Corporation, a company which designs, manufactures and markets innovative personal and professional storage solutions, based on removable-media technology, for users of personal computers and consumer electronics devices since 1996. Prior to joining Iomega, Mr. Harper spent twelve years in various management positions at General Electric.

     Mike Eblin, 38, joined the Company as Senior Vice President of Operations on July 24, 2000. Prior to joining the Company, Mr. Eblin was Director of Operations of Sony Corporation since 1995. Prior to joining Sony Corporation, Mr. Eblin held various manufacturing management positions in the Electronics Controls division of United Technologies and Hughes Electronics, part of General Motors Corporation, an automobile manufacturer and communications systems and financial services provider.

     James A. Doran, 44, has been Treasurer of the Company since April 2000. From September 1999 until April 2000, Mr. Doran was Controller of the Company. From July 1994 until September 1999, Mr. Doran was a senior audit manager with Hein & Associates, LLP, a public accounting firm. From 1993 to 1994 Mr. Doran was Vice President and Chief Financial Officer of Gerrity Oil & Gas Corporation, an independent oil and gas operator in Denver, Colorado, whose stock is listed on the New York Stock Exchange. Prior to joining Gerrity, Mr. Doran was a shareholder of

Williams, Richey & Co., P.C., an accounting and consulting firm in Denver, Colorado, and before that was a Senior Manager with Coopers & Lybrand. Mr. Doran was a director of the Company from 1993 until August 2000.

     The Company's executive officers are Messrs. Avery, Bass, Bruehlman, Calderon, Doran, Eblin and Harper.

Committees and Meetings

     The Board of Directors has established two standing committees: an Audit Committee and a Compensation Committee.

     Audit Committee. The Audit Committee consists of three directors who are not employees of the Company: Jeffrey W. Goettman, John C. Walker and Richard L. Monfort. Charles E. Hewitson, Robert K. McNamara and Masoud S. Shirazi also served as members of the Audit Committee until they resigned from the Board of Directors effective August 22, 2000. The Audit Committee met four times during 1999. The functions of the Audit Committee are to recommend to the Board of Directors the appointment of independent auditors, to review the plan and scope of any audit of the Company's financial statements and to review the Company's significant accounting policies and other related matters.

     Compensation Committee. The Compensation Committee consists of three directors who are not employees of the Company: Jeffrey W. Goettman, John C. Walker and Richard L. Monfort. Charles E. Hewitson, Robert K. McNamara, Masoud
S. Shirazi and Gerald J. Reid also served as members of the Compensation Committee until they resigned from the Board of Directors effective in August 22, 2000. The Compensation Committee met four times during 1999. The functions of the Compensation Committee are to make recommendations to the Board of Directors regarding the compensation of executive officers and to administer the Company's Equity Incentive Plan, Stock Option Plan for Non-Employee Directors and the Company's new 2000 Equity Stock Option Plan (as approved by the Company's shareholders at a special meeting held on August 22, 2000). It also makes recommendations to the Board of Directors with respect to the compensation of the Chairman of the Board of Directors and the Chief Executive Officer and approves the compensation paid to other senior executives.

     During 1999, the Board of Directors met eight times and various committees of the Board of Directors met a total of eight times. Each director attended more than 75% of the meetings of the Board of Directors and meetings of committees on which such director served.


Section 16(a) Beneficial Ownership Reporting Compliance

     Under Section 16 of the Securities Exchange Act of 1934, the Company's directors and certain of its officers, and persons holding more than ten percent of the Company's common stock are required to file forms reporting their beneficial ownership of the Company's common stock and subsequent changes in that ownership with the Securities and Exchange Commission. Such persons are also required to furnish the Company copies of forms so filed. Based upon a review of copies of such forms filed with the Company: Mr. Calderon was late in filing a report on Form 4 relating to one transaction and Stuart W. Fuhlendorf, formerly the Company's chief financial officer, was late in filing a report on Form 4 relating to one transaction.


                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Directors

     Directors who are not also employees of the Company receive $1,000 for each quarter in which the director attended a meeting in person and $250 per additional Board or committee meeting attended in person, unless such committee meeting is held in conjunction with a meeting of the full Board of Directors. Directors who are also employees of the Company receive no additional compensation for serving as directors. The Company reimburses all of its directors for reasonable travel and out-of-pocket expenses in connection with their attendance at meetings of the Board of Directors or committees of the Board of Directors. The Company did not pay or accrue any director fees from July 1, 1999 through March 31, 2000. The Company has established a Stock Option Plan for Non-Employee Directors (the "Director Plan"). Options granted under the Director Plan have an exercise price equal to the fair market value of the common stock on the date of grant, are subject to certain vesting periods and expire 10 years following the date of grant.

Executive Compensation - Summary Compensation Table

         The following table sets forth certain information regarding the compensation paid in the last three fiscal years to the most highly compensated executive officers of the Company.

                           Summary Compensation Table



                                                                           Long-Term
Name and                                      Annual Compensation         Compensation
                                              -------------------            Awards               All Other
Principal Position                  Year      Salary($)        Bonus($)     Options(#)         Compensation($)
------------------                  ----      ---------        --------     ----------         ---------------
Jack Calderon                       1999 (1)  $287,894              --              --               $2,241(2)
   Chairman, President              1998 *    $240,885         $82,500         175,000(3)            $2,218(2)
   and Chief Executive              1997      $200,000         $40,000         200,000              $10,147(2)
   Officer (4)
Stuart W. Fuhlendorf                1999 (5)  $180,019              --         200,000(6)                --
   Vice President and Chief         1998 *    $178,385         $28,050          24,615(7)                --
   Financial Officer (8)            1997      $ 85,000         $33,500         110,000(7)                --
August P. Bruehlman                 1999 (9)  $123,317              --              --                   --
   Chief Administrative             1998 *    $120,692         $21,840          14,769(10)               --
   Officer and Secretary            1997      $ 77,086          $7,800          75,000                   --
Allen S. Braswell, Jr.              1999      $122,740              --              --                   --
   Senior Vice President            1998 *    $168,756         $14,438          60,818(11)           16,849 (12)
   and President of EFTC            1997 (13) $ 47,115               -         110,000                   --
   Services (14)
Chuck Tillett                       1999 (15) $214,077              --              --                   --
   Chief Operations                 1998      $ 83,970              --         150,000                   --
   Officer (16)                     1997            --              --              --                   --
Val Avery                           1999      $130,000              --           5,000                   --
   Chief Information Officer        1998 (17) $ 73,018              --          85,000                   --
                                    1997                            --              --                   --

--------------------
* These officers voluntarily forfeited their salaries for one pay period in 1998 to assist the Company's short-term liquidity position. If they had collected their salaries for that pay period, Mr. Calderon's salary for 1998 would have been $250,000; Mr. Fuhlendorf's salary for 1998 would have been $185,000; Mr. Bruehlman's salary for 1998 would have been $125,000; and Mr. Braswell's salary for 1998 would have been $175,000.

(1) Mr. Calderon voluntarily took a 15% reduction in salary during the period beginning July 4, 1999 through October 10, 1999 to assist the Company's short-term liquidity position. If Mr. Calderon had collected his full salary for that period, his salary for 1999 would have been $300,000.

(2) Represents allocation of income associated with personal use of an automobile provided by the Company.

(3) Mr. Calderon was granted 350,000 options in June 1998. These options were canceled and Mr. Calderon was granted 175,000 new options in connection with a repricing of options by the Company in December 1998.

(4) Mr. Calderon resigned his positions as President and Chief Executive Officer effective July 17, 2000.

(5) Mr. Fuhlendorf voluntarily took a 10% reduction in salary during the period beginning July 4, 1999 through October 10, 1999 to assist the Company's short-term liquidity position. If Mr. Fuhlendorf had collected his full salary for that period, his salary for 1999 would have been $185,000.

(6) Due to Mr. Fuhlendorf's resignation effective March 27, 2000, 165,000 options expired on March 27, 2000 and 35,000 expired on June 27, 2000.

(7) 50,000 options granted to Mr. Fuhlendorf in 1997 were canceled and 24,615 new options were granted to Mr. Fuhlendorf in connection with a repricing of options by the Company in December 1998.

(8)  Mr. Fuhlendorf resigned from the Company effective March 27, 2000.

(9) Mr. Bruehlman voluntarily took a 5% reduction in salary during the period beginning July 4, 1999 through October 10, 1999 to assist the Company's short-term liquidity position. If Mr. Bruehlman had collected his full salary for that period, his salary for 1999 would have been $125,000.

(10) 30,000 options granted to Mr. Bruehlman in 1997 were canceled and 14,769 new options were granted to Mr. Bruehlman in connection with a repricing of options by the Company in December 1998.

(11) 110,000 options granted to Mr. Braswell in 1997 were canceled and 60,818 new options were granted to Mr. Braswell in connection with a repricing of options by the Company in December 1998.

(12) Represents payment to defray moving expenses related to Mr. Braswell's relocation to Denver, Colorado in connection with his employment with the Company.

(13) Mr. Braswell was employed by the Company in September 1997.

(14) Mr. Braswell's employment with the Company terminated on August 31, 1999.

(15) Mr. Tillett voluntarily took a 10% reduction in salary during the period beginning July 4, 1999 through October 10, 1999 to assist the Company's short-term liquidity position. If Mr. Tillett had collected his full salary for that period, his salary for 1999 would have been $220,000.

(16) Mr. Tillett became the Company's Chief Operations Officer in October 1998 and resigned his employment with the Company effective July 28, 2000.

(17) Mr. Avery became the Company's Chief Information Officer in June 1998.

Options Granted

         The following table sets forth information concerning options granted in 1999 to the Company's executive officers named in the Summary Compensation Table.

                      Option Grants in the Last Fiscal Year



                                         Percent (%)                                        Potential Realizable Value at
                                          of Total                                         Assumed Annual Rate of Stock
                                           Options                                         Price Appreciation for Option
                            Number        Granted to       Exercise                         -----------------------------
                          of  Options      Employees       Price per      Expiration
Name                        Granted      During 1999        Share           Date                       5%                10%
----                        -------      -----------        -----           ----                       ---               ---
Jack Calderon                     0           --             --              --                        --                 --
Stuart W. Fuhlendorf        200,000           16.4           $5.00       5/17/09 (1)              $110,057           $278,905
August P. Bruehlman               0           --             --              --                        --                 --
Allen S. Braswell, Jr.            0           --             --              --                        --                 --
Chuck Tillett                     0           --             --              --                        --                 --
Val Avery                     5,000            0.4           $4.00       1/25/09                   $12,578            $31,875

---------------
* Less than 0.1%.

(1) Due to Mr. Fuhlendorf's resignation effective March 27, 2000, 165,000 options expired on March 27, 2000 and 35,000 expired on June 27, 2000.

Option Exercises and Year End Option Values

            The following table sets forth information concerning options exercised in 1999 and outstanding options held by the Company's executive officers named in the Summary Compensation Table as of December 31, 1999, the end of the Company's last fiscal year.

                    Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

                                                                 Number of Unexercised      Value of Unexercised
                          Shares                                      Options at            In-the-Money Options at
                          Acquired on      Value                 December 31, 1999(#)       December 31, 1999($)
Name                      Exercise(#)      Realized($)         Exercisable/Unexercisable    Exercisable/Unexercisable
----                      -----------      -----------         -------------------------    -------------------------
Jack Calderon                    --                --           230,248 / 211,924                     --/--
Stuart W. Fuhlendorf             --                --           124,781 / --                          --/--
August P. Bruehlman              --                --            71,633 / 11,077                      --/--
Allen S. Braswell, Jr.           --                --                -- / --                          --/--
Chuck Tillett                    --                --            30,000 / 120,000                     --/--
Val Avery                        --                --            14,000 / 76,000                      --/--


Compensation Committee Report

     The report of the Compensation Committee of the Board of Directors shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 by any general statement incorporating this information statement by reference, except to the extent that the Company specifically refers to this report as being incorporated therein by reference, and shall not otherwise be deemed filed under such Acts.

     Compensation Policies. The Company's executive compensation policies are implemented by the Compensation Committee of the Board of Directors (the "Committee"). The Company is committed to providing an executive compensation program that promotes and supports the Company's goals and its long-term business objectives. The Company's compensation programs are intended to provide executives with incentives to contribute to the Company's successful financial performance and to enable the Company to attract, retain and reward highly skilled executive officers who contribute to the long-term success of the Company. The Company has designed its executive compensation program to implement the above policies. The Company's executive compensation program is comprised of three elements, each of which is determined in part by corporate performance. These elements consist of base salary, annual bonus and equity incentive compensation.

     Base Salary Compensation. The Committee evaluates and establishes the base salary levels of the President and Chief Executive Officer, the Chief Financial Officer, the Chief Administrative Officer, the Chief Information Officer, the Chief Operations Officer, and the Senior Vice Presidents of the Company. The Committee's determinations are based on certain factors, none of which are given more weight than any other factor, including, a survey of compensation levels for companies with market valuations, lines of business and/or revenues comparable to the Company, level of responsibility, performance of the Company, including its stock price performance, and individual performance of the executive officer.

     Annual Bonus Compensation. The Company has established a Management Bonus Plan. No bonuses were paid in 2000 to executives from the Management Bonus Plan for 1999. The Committee has determined that for 2000, in accordance with the Company's executive compensation policies, a bonus plan based on achieving specific performance targets, including corporate earnings per share, and will provide an incentive to executives to enhance the financial performance of the Company. The 2000 Bonus Plan will provide the President, Chief Executive Officer, the Chief Financial Officer, the Chief Administrative Officer, the Chief Information Officer, the Chief Operations Officer, and the Senior Vice Presidents of the Company with the opportunity to receive cash bonuses for achieving specific performance targets as determined by the Committee.

         Equity Incentive Compensation. Long-term management incentives are provided by periodically granting stock options to executives and other directors and managers under the Company's Equity Incentive Plan. The Committee uses specific criteria to determine such stock option grants. In granting stock options, the Committee considers factors that are generally the same as those used in determining base salaries and annual bonuses. The Committee also considers the number of options previously awarded to and held by executive officers in determining current option grants.

         Chief Executive Officer Compensation. For 1999, the compensation of the Company's Chief Executive Officer, Mr. Calderon, was determined by such officer's employment agreement with the Company. The Compensation Committee believes that such compensation of Mr. Calderon is justified due to the Company's financial condition and performance during 1999.

         Prior to the date of this Proxy Statement, certain members of the Committee were replaced. The Company does not expect a significant change in its present compensation program with the appointment of new members of the Committee, although a review of compensation policies by the new members could result in changes to the Company's compensation program. The preceding report is based upon information available to the current members of the Committee about the Company's compensation program as it was implemented by the previous members of the Committee.

                                                    COMPENSATION COMMITTEE

                                                    Richard L. Monfort
                                                    Jeffrey W. Goettman
                                                    John C. Walker


Compensation Committee Interlocks and Insider Participation

         Director Representation of Personal Electronics. Robert K. McNamara, formerly the Chairman of the Compensation Committee until he resigned from the Board of Directors effective August 22, 2000, is a Managing Director of Broadview International LLC ("Broadview"), an investment banking firm, and in such capacity represented Personal Electronics in connection with its acquisition by the Company. Broadview is an investment bank that has represented numerous companies in connection with mergers and acquisitions in the technology sector. Broadview received a fee of $642,500 in connection with the consummation of the acquisition of Personal Electronics in March 1998 and a fee of $500,000 in connection with the sale of the Company's Services Division in September 1999.

         Sale/Leaseback Transaction. Richard L. Monfort, currently a member of the Compensation Committee, entered into a sale/leaseback transaction with the Company. The Company sold two manufacturing facilities located in Newburg, Oregon and Tucson, Arizona to Mr. Monfort for $10.5 million. Mr. Monfort leased these manufacturing facilities back to the Company for a term of five years with aggregate monthly payments of $90,000. At the end of the lease term, the Company had the option to repurchase the facilities for approximately $9.4 million. In May 1999, the lease was amended to eliminate the purchase option, which resulted in the recharacterization of the lease from a capital lease to an operating lease. As such, the buildings and the related debt no longer appear on the Company's balance sheet.

     Issuance of Subordinated Notes and Warrants. Mr. Monfort purchased $15 million in aggregate principal amount of subordinated notes issued by the Company on September 9, 1997. The subordinated notes had a maturity date of December 31, 2002 and provided for interest at a variable rate (adjusted monthly) equal to 2.00% over the applicable LIBOR rate. The proceeds of these notes were used to acquire certain assets from Honeywell (formerly AlliedSignal, Inc.). In connection with the issuance of these subordinated notes, the Company issued warrants to purchase 500,000 shares of the Company's common stock at an exercise price of $8.00 per share to Mr. Monfort. The warrants were exercised on October 9, 1997 resulting in net proceeds to the Company of $4.0 million. The Company prepaid $10.0 million of the outstanding principal amount of these notes early in December 1997 from the proceeds of a loan from the Company's senior lender. In connection with such prepayment, the Company agreed to pay a fee of approximately $325,000 to be paid in equal monthly increments until the maturity of the notes.

     In November 1999, Mr. Monfort purchased $5 million in aggregate principal amount of subordinated notes issued by the Company. These notes had a maturity date of March 30, 2000 and provided for interest at a rate of 10%. The proceeds of these notes were used for general operating purposes. In connection with the Purchase Agreement, the Company repaid $7.0 million in principal amount outstanding under both subordinated notes. In addition, the Company paid the remaining outstanding prepayment fee of approximately $150,000 due in connection with the prepayment of the September 1997 notes and a fee of $100,000 due upon maturity of the November 1999 note. In addition, the November note agreement now provides for the $3.0 million in aggregate principal amount of subordinated notes, with a maturity date of March 30, 2004 and bearing interest at 10%.

     Transactions with Shirazi & Associates, P.C. During 1999, third parties doing business with the Company paid Shirazi & Associates, P.C., an employee benefit and consulting firm owned by Masoud Shirazi, one of the Company's directors until he resigned effective August 22, 2000, approximately $230,000 in commissions.

     Recapitalization Transaction. Mr. Goettman and Mr. Walker, each of whom are members of the Compensation Committee, are partners in Thayer Capital Partners and BLUM Capital Partners, respectively. Thayer- BLUM Funding, L.L.C., an affiliate of both Thayer Capital Partners and BLUM Capital Partners has entered into the Purchase Agreement with the Company which provides for a recapitalization of the Company.

     Hewitson Consulting Agreements. On February 24, 1997, the Company entered into five-year consulting agreements with Messrs. Charles E. Hewitson (one of the Company's directors until he resigned effective August 22, 2000), Matthew J. Hewitson and Gregory C. Hewitson. Each of these consultants is being paid approximately $160,000 per year and reimbursed his out-of-pocket expenses associated with the performance of his duties. Each has agreed to devote sufficient working time, attention and energies to the business of the Company, but not in excess of 80% of the equivalent of being engaged on a full-time basis. The Consulting Agreements prohibit the consultant from providing services to, or owning 5% or more of the outstanding stock of, a competitor of the Company during the term of his engagement and for two years after the termination of his engagement.


Stock Price Performance Graph

     The stock price performance graph shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 by any general statement incorporating this information statement by reference, except to the extent that the Company specifically refers to this information as being incorporated therein by reference, and shall not otherwise be deemed filed under such Acts.

     The graph below compares the cumulative return of the Company's common stock against the Nasdaq Composite Index and an Electronic Manufacturing Service Index, which is an index of public electronic manufacturing service providers selected by the Company as representative of the industry in which the Company competes. The cumulative return depicted is based upon an initial investment of $100 over the period March 3, 1994 through December 31, 1999 and the last reported sale price of the common stock as reported on the Nasdaq National Market March 3, 1994 ($7.88), the first day on which the common stock was traded, and on the last trading day of each year ended thereafter, including December 30, 1994 ($7.63), December 29, 1995 ($4.00), December 30, 1996 ($4.63),
December 31,1997 ($16.25), December 31, 1998 ($5.063) and December 31, 1999
($1.8125).

         The Company is using the internally generated Electronic Manufacturing Service Index (the "EMS Index") for the purpose of presenting relative stock price performance information in the Company's proxy statements. The EMS Index represents a smaller group of companies than the Nasdaq Electronic Component Index and only includes electronic manufacturing service providers engaged in business similar to the Company's. In contrast, the Nasdaq Electronic Component Index includes companies engaged in all areas of manufacturing electronic components, including both parts and assemblies as well as circuit boards and finished products. Consequently, the Company believes that the electronic manufacturing service providers that are included within the EMS Index are more representative of the industry in which the Company competes. The Company also believes that industry analysts use groups of companies substantially similar to those included in the Company's EMS Index when analyzing the performance of the Company and its competitors. In addition to the Company, the EMS Index includes the following issuers: Benchmark Electronics, Inc., IEC Electronics Corp., Jabil Circuit, Inc., Plexus Corp., Sanmina Corporation, SCI Systems, Inc. and Solectron Corporation. DII Group, Inc. had been included in the Company's EMS index in the past, but was eliminated after it was acquired by Flextronics International Ltd.

[GRAPHIC_OMITTED]


NAME                         3/3/94      12/30/94      12/29/95       12/31/96       12/31/97      12/31/98       12/31/99
----
Nasdaq Composite
Index                         100          95.84        134.10         164.55         200.15        279.47         518.66
Electronic
Manufacturing                 100          76.40         95.50         119.10         215.01        309.82         419.92
Service Index
EFTC Corporation              100         101.67         53.33          61.67         216.67         67.50          24.17


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Agreements

     The Company has entered into employment agreements with certain of its directors and current and former employees, including Messrs. Braswell, Bass, Calderon, Fuhlendorf and Monaco.

     Braswell Employment Agreement. Mr. Braswell's agreement provided for him to be employed for a term of three years, expiring on September 30, 2000, at a base salary of $175,000. Mr. Braswell's employment agreement with the Company terminated on August 31, 1999 in connection with his accepting employment with Jabil Global Services, a subsidiary of Jabil Circuit, Inc., after the sale of the Company's EFTC Services Group to Jabil. Mr. Braswell served as President of EFTC Services Group prior to its acquisition by Jabil.

     Bass Employment Agreement. Mr. Bass's agreement provides for him to be employed as Chief Executive Officer of the Company for a term beginning on July 17, 2000 and ending on December 31, 2003, which term automatically extends for successive one-year periods until the agreement is terminated. Mr. Bass's agreement provides for a minimum annual base salary of $300,000 and incentive-based bonus compensation in an amount determined by the Compensation Committee. The Company may terminate such employment agreement with or without cause. In case of a termination without cause, however, the Company must continue Mr. Bass's base salary and prorated bonus compensation for a period of one year from the date of termination. Mr. Bass's agreement provided for an initial award of stock options to purchase 900,000 shares of common stock at an exercise price of $2.63 per share under the Company's 2000 Equity Stock Option Plan. Options to purchase 450,000 shares vest over five years (20% of which vest immediately, the remaining 80% vest incrementally over five years) and options to purchase the remaining 450,000 shares vest based upon achieving certain benchmark internal rates of return in the Company.

     Calderon Employment Agreement. Mr. Calderon's agreement provides for him to be employed in his current position for a term of approximately three and one-half years ending December 31, 2001, which then automatically extends for 90-day periods until terminated. Mr. Calderon's agreement provides for a base salary of $300,000 for the year ended December 31, 1999 and a base salary of $350,000 for the remaining term of the employment agreement. The Company may terminate such employment agreement with or without cause. In case of a termination without cause, however, the Company must continue the terminated employee's salary and benefits for a period of one year. Mr. Calderon's agreement also provides for his salary and benefits to continue for twelve months after termination of employment if the employment agreement expires and Mr. Calderon does not remain an employee of the Company. Mr. Calderon's agreement also provided for the Company to grant to Mr. Calderon non-qualified stock options to purchase 350,000 shares of common stock at an exercise price of $16.00. Mr. Calderon elected to reprice such options in December 1998. Such options vest in 10% increments upon the common stock of the Company achieving certain trading levels above the exercise price. Mr. Calderon resigned from his positions as President and Chief Executive Offer of the Company, effective July 17, 2000, but remained Chairman of the Board and an employee of the Company.

     Fuhlendorf Employment Agreement. Mr. Fuhlendorf's employment agreement had provided for him to be employed as Chief Financial Officer, for an initial term of three years, which ended in March 1997, automatically extended for 90-day periods until terminated. Mr. Fuhlendorf resigned from his position with the Company, effective March 27, 2000.

     Monaco Employment Agreement. The Company had an employment agreement with Mr. Monaco which provided for him to be employed in his current capacity as General Manager of Personal Electronics at a base salary of $125,000 for an initial term of two years. This contract expired on March 31, 2000 and the parties are currently in the process of negotiating a new employment agreement. The Company and Mr. Monaco have agreed in principle that the Company will employ Mr. Monaco as a general manager of the Company. Mr. Monaco will receive an annual base salary of $200,000 per year, bonus compensation in an amount based upon mutually determined performance criteria and bonus compensation contingent upon Mr. Monaco's continued employment. The Company has agreed to grant Mr. Monaco options to purchase 300,000 shares of common stock at an exercise price of $2.63 per share under the Company's 2000 Equity Stock Option Plan, subject to approval of the plan by the Company's shareholders. Options to purchase 150,000 shares vest over five years and options to purchase the remaining 150,000 shares vest based upon achieving certain benchmark internal rates of return.

Other Transactions

         The information set forth above under the caption "Compensation Committee Interlocks and Insider Participation" is incorporated herein by reference.


                     PROPOSAL 2 - AMENDMENT TO THE COMPANY'S
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

         The Company's Board of Directors has determined that amending the Company's Amended and Restated Articles of Incorporation in the manner described below is advisable and in the best interest of the Company's shareholders and recommends that the shareholders approve and adopt the proposed amendment. The proposed amendment would delete Article Eight of the Company's Amended and Restated Articles of Incorporation in its entirety, thereby eliminating the special shareholder voting requirements applicable to certain transactions ("Interested Transactions") between the Company and shareholders that own 10% or more of the Company's voting stock (the "Interested Shareholder"). Pursuant to the provisions of the Company's Articles, the proposed amendment received Continuing Director Approval (as defined below) at a meeting of the Company's Board of Directors held on ______, 2000 and was submitted to the Company's shareholders for approval at the Meeting.

         Article Eight currently provides that any Interested Transaction must be approved by (i) shareholders owning 80% or more of the Company's voting stock and (ii) at least a majority of the Company's voting stock not beneficially owned by the Interested Shareholder, unless such Interested Transaction has been approved either by Continuing Director Approval or the Board of Directors before the Interested Shareholder became an Interested Shareholder. A "Continuing Director" is any member of the Company's Board of Directors who is not an Interested Shareholder, or an affiliate or associate of an Interested Shareholder, involved in an Interested Transaction and (i) who was a member of the Board of Directors before the Interested Shareholder became an Interested Shareholder or (ii) is a successor of such a member who was nominated to succeed such member or to fill a newly created position on the Board of Directors by Continuing Director Approval. "Continuing Director Approval" means approval by at least two-thirds of the Continuing Directors at a time when the number of Continuing Directors is at least equal to two-thirds of the number of Continuing Directors immediately before the Interested Shareholder became an Interested Shareholder.

         Currently, a majority of the Company's Board of Directors are not Continuing Directors. Thus, pursuant to the requirements of Article Eight, there are not a number of Continuing Directors sufficient to approve any Interested Transaction. Therefore, any Interested Transaction would need to be approved by the Company's shareholders. Calling a special shareholders meeting to approve an Interested Transaction would be expensive and time-consuming. By removing the special shareholder voting requirements that would otherwise be applicable, the proposed amendment would permit the Company greater flexibility in pursuing certain transactions that may be advantageous and may improve the Company's ability to meet its capital needs in the future. Any transaction involving an affiliate of Thayer- BLUM would require the approval of shareholders owning 80% or more of the Company's voting stock and at least a majority of the Company's voting stock not beneficially owned by Thayer-BLUM.

         The directors nominated by Thayer-BLUM have an interest in the approval of this proposal because it will enhance the ability of the Company to engage in Interested Transactions with Thayer-BLUM.

         If this proposal is approved, Article Eight of the Amended and Restated Articles of Incorporation will be amended in its entirety to read as follows:

                                  ARTICLE EIGHT

                             [INTENTIONALLY OMITTED]

Required Vote

         Adoption of the amendment requires the approval of a majority of all votes of the shares of the Common Stock and Convertible Preferred Stock outstanding as of the Record Date.

         The Board of Directors recommends a vote FOR this proposal to amend the Company's Amended and Restated Articles of Incorporation to delete Article Eight in its entirety.


                PROPOSAL 3 - APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors has appointed the firm of KPMG LLP as independent auditors to audit the financial statements of the Company for the year ending December 31, 2000.

         Representatives from KPMG LLP are expected to be present at the Meeting and shall have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Required Vote

         A greater number of votes in favor of this proposal than are voted against this proposal will be required to ratify the appointment of KPMG LLP.

         The Board of Directors recommends a vote FOR this proposal to ratify the appointment of KPMG LLP as the Company's independent auditors.


                              SHAREHOLDER PROPOSALS

         Any proposal by a shareholder intended to be presented at the 2001 annual meeting of shareholders must be received by the Company on or before January 31, 2001 to be included in the proxy materials of the Company relating to such meeting.


                                 OTHER BUSINESS

         The Company does not anticipate that any other matters will be brought before the Meeting. However, if any additional matters shall properly come before the Meeting, it is intended that the persons authorized under proxies may, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.


                                               BY THE BOARD OF DIRECTORS





                                               August P. Bruehlman
                                               Secretary
Denver, Colorado
September ___, 2000

                                EFTC CORPORATION
                          9351 Grant Street, Suite 600
                                Denver, CO 80229

       Proxy for Annual Meeting of Shareholders to be held on October 2, 2000

           This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Jack Calderon and Peter Harper, or either of them, with full power of substitution, as a proxy or proxies to represent the undersigned at the Annual Meeting of Shareholders to be held on October 2, 2000 or any adjournment thereof (the "Annual Meeting") and to vote thereat, as designated below, all the shares of common stock of EFTC Corporation held of record by the undersigned at the close of business on September 8, 2000, with all the power that the undersigned would possess if personally present, in accordance with the instructions noted hereon, as follows:

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL OF THE LISTED NOMINEES AND APPROVAL OF ITEM 2. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED PURSUANT TO THE BOARD OF DIRECTORS RECOMMENDATIONS.

1. PROPOSAL TO ELECT (i) one Class I director to serve until the 2001 annual meeting of shareholders, (ii) two Class II directors to serve until the 2002 annual meeting of shareholders and (iii) two Class III directors to serve until the 2003 annual meeting of shareholders. To withhold authority for any individual, strike through his name below.

         o For all nominees listed (except as marked to the contrary)
         o WITHHOLD AUTHORITY to vote for all nominees listed

     Nominees:    CLASS I DIRECTOR:
                  James K. Bass

                  CLASS II DIRECTORS:
                  Douglas P. McCormick; Jose S. Medeiros

                  CLASS III DIRECTORS:
                  Jeffrey W. Goettman; John C. Walker

2. PROPOSAL TO APPROVE AN AMENDMENT to the Company's Amended and Restated Articles of Incorporation eliminating the special shareholder voting requirements applicable to certain transactions between the Company and shareholders that beneficially own 10% or more of the Company's voting stock.

                o FOR                       o AGAINST             o ABSTAIN

3. PROPOSAL TO RATIFY THE SELECTION OF KPMG LLP as the independent auditors to audit the financial statements of the Company for the fiscal year ending December 31, 2000.

                o FOR                       o AGAINST             o ABSTAIN


            PLEASE DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.

     The shares represented by this proxy will be voted as directed by the shareholder. In his discretion, either named proxy may vote on such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     This proxy revokes all prior proxies with respect to the Annual Meeting and may be revoked prior to exercise. Receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement relating to the Annual Meeting is hereby acknowledged.

     TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS RECOMMENDATION, MERELY SIGN BELOW; NO BOXES NEED TO BE CHECKED

                                                     Please mark, sign, date and
                                                     return the proxy card
                                                     promptly, using the
                                                     enclosed envelope.


                                                     Date           , 2000



                                                     Signature



                                                     Signature (if held jointly)



                                                     Title


                                                     Please sign exactly as name
                                                     appears hereon. When shares
                                                     are held by joint tenants,
                                                     both should sign. When
                                                     signing as attorney, as
                                                     executor, administrator,
                                                     trustee or guardian, please
                                                     give full title as such. If
                                                     a corporation, please sign
                                                     in full corporate name by
                                                     President or other
                                                     authorized officer. If a
                                                     partnership, please sign in
                                                     partnership name by
                                                     authorized person.